United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004



                                    FORM 8-K
                                 CURRENT REPORT



     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): July 17, 2001



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579






  State of Incorporation                         IRS Employer Identification No.
       Delaware                                          06-0495050






                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated July 17, 2001 regarding its financial results for the period ended June 30, 2001, including consolidated statements of income and selected segment data for the three and six months ended June 30, 2001 and 2000, and consolidated balance sheets at June 30, 2001, March 31, 2001 and June 30, 2000, are attached.


Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit                Description
-------    ---------------------------------------------------------

   (1)         Pitney Bowes Inc. press release dated July 17, 2001.





                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                PITNEY BOWES INC.

July 19, 2001

                                /s/ B.P. Nolop
                                -----------------------------------
                                B. P. Nolop
                                Executive Vice President and
                                Chief Financial Officer
                                (Principal Financial Officer)


                                /s/ A.F. Henock
                                -----------------------------------
                                A. F. Henock
                                Vice President - Finance
                                (Principal Accounting Officer)

                                                                      EXHIBIT 1
                                                                      ---------

FOR IMMEDIATE RELEASE
---------------------


PITNEY BOWES MEETS SECOND QUARTER 2001 EARNINGS GUIDANCE
--------------------------------------------------------


                        o   Excluding special items:
                            -- Diluted Earnings Per Share of 58 Cents
                            -- In excess of $168 million in Free Cash Flow
                        o   Significant Strategic Activity during the Quarter

STAMFORD, Conn., July 17, 2001 - Pitney Bowes Inc. (NYSE: PBI) today announced second quarter results that included diluted earnings per share from continuing operations of 58 cents, an increase of three percent, excluding both special gains and charges. Revenue grew two percent to $1.02 billion. Excluding both special gains and charges, income from continuing operations was $144.6 million.
         During the quarter, special gains and charges included: a $362 million net pre-tax gain as a result of settling a lawsuit with Hewlett-Packard Company; a non-cash $248 million pre-tax charge associated with the company's previously announced plan to transition to the next generation of networked mailing technology; and a $29 million pre-tax charge related to additional initiatives under the company's previously announced restructuring plan.
         Commenting on the quarter, Chairman and Chief Executive Officer Michael
J. Critelli said, "The second quarter was a remarkable period in the history of Pitney Bowes. During the quarter, we met our earnings guidance despite the backdrop of a weakening economic environment and significant strategic activity. During the quarter, we initiated several major transactions which will extend our market reach and enhance our ability to deliver advanced products and services to customers worldwide. These included the acquisition of Danka Services International (DSI) which closed at the end of June; the acquisition of Bell & Howell's International Mail and Messaging Technologies business, which closed in early June; and our intention to acquire Secap, a leading provider of advanced mailing and metering technology in France. We solidified our plans to transform the global mailing industry by making a long-term commitment to develop a networked platform for our mailing systems. We also reaffirmed the value of our ongoing investment in technology development, and our existing intellectual property portfolio through an intellectual property settlement with Hewlett-Packard. This settlement resulted in a $400 million cash payment, before legal fees and related expenses, and an agreement to pursue future business and commercial relationships.

                                      (2)
         "We believe all of these actions will deliver shareholder and customer value as we strengthen our ability to provide leading-edge global, integrated mail and document management solutions to organizations of all sizes."
         The Global Mailing Segment includes worldwide revenues and related expenses from the sale, rental and financing of mail finishing, mail creation and shipping equipment, related supplies and services, postal payment solutions, small business solutions and software. In the second quarter, Global Mailing revenue was flat while operating profit increased four percent. As in the previous three quarters, Global Mailing revenue comparisons to the prior year were adversely impacted by the loss of revenues associated with the sale of the credit card portfolio in the second quarter of last year and the impact from unfavorable foreign currency during the quarter. Excluding the impact of these two factors, Global Mailing revenues increased four percent and operating profit increased seven percent.
         During the quarter, traditional mailing products revenue grew despite the slowing economy and its impact on the placement of higher value mail creation and distribution solutions products. Operating profit continued to benefit from the lower administrative costs from process improvements.
         On a U.S. dollar basis, the Global Mailing segment revenue growth was reduced by approximately one and one-half percent due to unfavorable foreign currency impacts, principally the British Pound, the Canadian Dollar and the Euro.

                                       (3)
         The Enterprise Solutions Segment includes Pitney Bowes Management Services and Document Messaging Technologies (formerly Production Mail). Revenues from Management Services include facilities management contracts for advanced mailing, reprographic, document management and other added-value services to large enterprises. Revenues from Document Messaging Technologies include sales, service and financing of high speed, software-enabled production mail systems, sorting equipment, incoming mail systems, electronic statement, billing and payment solutions, and mailing software. The Enterprise Solutions segment, which represents approximately one-quarter of consolidated revenue, grew revenue 13 percent while operating profit declined two percent. Operating profit comparisons, particularly for Document Messaging Technologies, were adversely impacted by a previously reported settlement received from Bell & Howell in the second quarter of 2000 and costs associated with the investments in acquisition and growth initiatives during the second quarter of 2001. Excluding these items, operating profit for the segment would have increased at a double-digit rate.
         Pitney Bowes Management Services achieved its seventh consecutive quarter of improving revenue, recording a 14 percent increase over 2000. Operating profit grew at an even faster pace. The growth in business came from both new, value-added services for existing clients and new enterprise contracts.
         Document Messaging Technologies revenues grew 11 percent during the quarter. Document Messaging Technologies growth has benefited from its broadening portfolio of products and services, while worldwide demand for high-speed, software enabled production mail equipment and mail processing software has been tempered by slowing economic activity. DocSense continues to be a recognized leader in the field of electronic bill and statement management. Its growth has been enhanced by the acquisition of Alysis Technologies, a leading provider of business-to-business and business-to-consumer digital document delivery solutions.
         Total Messaging Solutions, the combined results of the Global Mailing and Enterprise Solutions segments, reported a three percent increase in both revenues and operating profit.
         The Capital Services Segment includes primarily asset- and fee-based income generated by financing or arranging transactions for the acquisition of non-Pitney Bowes equipment. Revenue for the quarter declined 10 percent, consistent with the company's ongoing objective to shift to fee-based transactions. Operating profit decreased three percent for the quarter.

                                    (4)
         As noted previously, during the quarter, the company recorded a $248 million pre-tax non-cash charge related to its plan to transition to the next generation of networked mailing technology. The components of the charge are: 52 percent for the impairment of the equipment lease residual values; 29 percent for the impairment in value of affected meter rental assets; 11 percent for charges related to reduced inventory valuation; and 8 percent for additional depreciation costs on meter rental assets.
         Additionally, the company repurchased 1.8 million shares, leaving $156 million of authorization for future share repurchases. Free cash flow from continuing operations, excluding payments associated with the restructuring plan and proceeds from the legal settlement, totaled in excess of $168 million during the quarter.
         Compared to year 2000 results, the company expects revenue growth of approximately four to six percent for the second half of the year, prior to the inclusion of any revenues from the recently announced acquisitions. Diluted earnings per share from continuing operations are expected to be in the range of 59 to 60 cents for the third quarter 2001 and $2.35 to $2.37 for the full year.
           Second quarter 2001 revenue included $522.4 million from sales, up seven percent from $488.3 million in the second quarter of 2000; $365.1 million from rentals and financing, down six percent from $386.6 million; and $133.3 million from support services, up nine percent from $122.7 million. Income from continuing operations for the period was $187.9 million, or 76 cents per diluted share. Excluding both special gains and charges, income from continuing operations during the quarter was $144.6 million, or 58 cents per diluted share compared to second quarter 2000 income from continuing operations of $146.3 million, or 56 cents per diluted share. Second quarter 2001 net income was $177.0 million or 71 cents per diluted share compared to second quarter 2000 net income of $166.0 million or 64 cents per diluted share. Second quarter 2001 net income includes a loss of $10.8 million from discontinued operations or approximately five cents per diluted share, while second quarter 2000 net income included income of $19.6 million from discontinued operations, or eight cents per diluted share.

                                      (5)

         For the six-month period ended June 30, 2001, revenue was $1.987 billion, up two percent from $1.942 billion in 2000. Income from continuing operations for 2001, excluding both special gains and charges, was $276.1 million, or $1.11 per diluted share compared to $279.8 million or $1.07 per diluted share in 2000. Year-to-date restructuring charges total approximately $104 million of which $71 million was related to continuing operations and $33 million was related to discontinued operations. Year-to-date net income for 2001 was $281.0 million or $1.13 per diluted share compared to $312.8 million or $1.19 per diluted share in 2000. The year-to-date net income for 2001 included a $10.8 million loss from discontinued operations, or four cents per diluted share, compared to $37.7 million of income from discontinued operations or 14 cents per diluted share, and a $4.7 million charge from a change in accounting or two cents per diluted share in 2000.
         Pitney Bowes is a $4 billion global provider of integrated mail, messaging and document management solutions headquartered in Stamford, Connecticut. The company serves over 2 million businesses of all sizes through dealer and direct operations. For additional information on the company, its products and solutions visit www.pitneybowes.com.
         The statements contained in this news release that are not purely historical are forward-looking statements with the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by their use of forward-looking terminology such as the words "expects," "anticipates," "intends" and other similar words. Such forward-looking statements include, but are not limited to, statements about restructuring charges and our future guidance, including our expected revenue in the second half of 2001, and our expected diluted earnings per share from continuing operations for the third quarter and for the full year 2001. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: adverse changes in the economic environment, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company's 2000 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of the Office Systems spin-off and any announced or proposed acquisitions. The forward-looking statements contained in this news release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

================================================================================
Note: Consolidated statements of income for the three and six months ended June 30, 2001 and 2000, and consolidated balance sheets at June 30, 2001, March 31, 2001, and June 30, 2000, are attached.

                                      Pitney Bowes Inc.
                              Consolidated Statements of Income
                                         (Unaudited)
                                         -----------

(Dollars in thousands,
except per share data)

                                            Three Months Ended June 30,      Six Months Ended June 30,
                                           ---------------------------      --------------------------
                                                 2001             2000            2001            2000
                                           ----------       ----------      ----------      ----------
Revenue from:
   Sales                                   $  522,434       $  488,301      $  993,906      $  929,495
   Rentals and financing                      365,098          386,648         733,090         767,319
   Support services                           133,332          122,676         260,191         245,576
                                           ----------       ----------      ----------      ----------
        Total revenue                       1,020,864          997,625       1,987,187       1,942,390
                                           ----------       ----------      ----------      ----------

Costs and expenses:
   Cost of sales                              303,961          280,211         582,311         538,305
   Cost of rentals and financing               90,227           95,644         181,060         195,560
   Cost of meter  transition (*)              247,700                -         247,700               -
   Selling, service and administrative        336,137          327,326         659,040         645,195
   Research and  development                   34,865           30,528          66,467          60,039
   Other income (*)                          (362,172)               -        (362,172)              -
   Interest, net                               44,301           50,411          94,886          95,095
   Restructuring charges (*)                   27,609                -          70,760               -
                                           ----------       ----------      ----------      ----------

        Total costs and expenses              722,628          784,120       1,540,052       1,534,194
                                           ----------       ----------      ----------      ----------

Income from continuing operations
  before income taxes                         298,236          213,505         447,135         408,196

Provision for income taxes                    110,380           67,172         155,342         128,410
                                           ----------       ----------      ----------      ----------

Income from continuing operations             187,856          146,333         291,793         279,786
Discontinued operations                       (10,827)          19,624         (10,827)         37,724
Cumulative effect of accounting change (*)          -                -               -          (4,683)
                                           ----------       ----------      ----------      ----------

Net income                                 $  177,029       $  165,957      $  280,966      $  312,827
                                           ==========       ==========      ==========      ==========

Basic earnings per share
  Continuing operations                    $     0.76       $     0.57      $     1.18      $     1.08
  Discontinued operations                       (0.04)            0.07           (0.04)           0.14
  Cumulative effect of accounting change            -                -               -           (0.02)
                                           ----------       ----------      ----------      ----------
  Net income                                     0.72             0.64            1.14            1.20
     Special gains and charges after-tax(*)     (0.17)               -           (0.06)           0.02
     Discontinued operations                     0.04            (0.07)           0.04           (0.14)
                                           ----------       ----------      ----------      ----------
  Income from continuing operations
     excluding special gains and charges   $     0.59       $     0.57      $     1.12      $     1.08
                                           ==========       ==========      ==========      ==========

Diluted earnings per share
  Continuing operations                    $     0.76       $     0.56      $     1.17      $     1.07
  Discontinued operations                       (0.05)            0.08           (0.04)           0.14
  Cumulative effect of accounting change            -                -               -           (0.02)
                                           ----------       ----------      ----------      ----------
  Net income                                     0.71             0.64            1.13            1.19
     Special gains and charges after-tax(*)     (0.18)               -           (0.06)           0.02
     Discontinued operations                     0.05            (0.08)           0.04           (0.14)
                                           ----------       ----------      ----------      ----------
  Income from continuing operations
     excluding special gains and charges   $     0.58       $     0.56      $     1.11      $     1.07
                                           ==========       ==========      ==========      ==========

Average common and potential common
  shares outstanding                      248,420,347      259,702,184     249,146,896     262,624,456
                                          ===========      ===========     ===========     ===========

Note: Special gains and charges are indicated by the asterisk above. The total of these items result in a net after-tax gain for the three and six months ended June 30, 2001 of $43,306 and $15,689, respectively.


                                Pitney Bowes Inc.
                           Consolidated Balance Sheets
                                   (Unaudited)

(Dollars in thousands, except per share data)

Assets                                                       6/30/01         3/31/01         6/30/00
------                                                    -----------     -----------     -----------
Current assets:
     Cash and cash equivalents                            $   199,609     $   194,386     $   296,695
     Short-term investments, at cost which
         approximates market                                    3,472           1,572           2,811
     Accounts receivable, less allowances:
         6/01 $30,356 3/01  $25,860 6/00 $25,767              385,799         323,135         427,944
     Finance receivables, less allowances:
         6/01 $56,779 3/01  $43,184 6/00 $40,927            1,463,061       1,539,414       1,431,588
     Inventories                                              166,917         184,734         260,668
     Other current assets and prepayments                     157,086         168,177         173,013
     Net assets of discontinued operations                    223,578         215,594               -
                                                          -----------     -----------     -----------


           Total current assets                             2,599,522       2,627,012       2,592,719
                                                          -----------     -----------     -----------

Property, plant and equipment, net                            516,943         492,749         486,140
Rental equipment and related inventories, net                 477,230         586,340         789,369
Property leased under capital leases,net                        2,121           2,098           2,640
Long-term finance receivables, less allowances:
         6/01 $67,491 3/01  $53,681 6/00 $58,777            1,849,533       1,916,666       1,983,529
Investment in leveraged leases                              1,221,143       1,169,389       1,043,118
Goodwill, net of amortization:
         6/01 $62,177 3/01  $60,423 6/00 $58,426              568,258         219,859         229,039
Other assets                                                  652,192         647,814         624,830
Net assets of discontinued operations                         216,802         211,726               -
                                                          -----------     ------------    -----------

Total assets                                              $ 8,103,744     $ 7,873,653     $ 7,751,384
                                                          ===========     ============    ===========

Liabilities and stockholders' equity
------------------------------------
Current liabilities:
     Accounts payable and accrued liabilities             $ 1,171,173     $ 1,004,469     $   825,341
     Income taxes payable                                     386,201         264,379         214,543
     Notes payable and current portion of
         long-term obligations                              1,109,459       1,229,189         956,925
     Advance billings                                         343,218         339,297         376,022
                                                          -----------     -----------     -----------
         Total current liabilities                          3,010,051       2,837,334       2,372,831
                                                          -----------     -----------     -----------

Deferred taxes on income                                    1,159,810       1,240,225       1,182,766
Long-term debt                                              2,006,964       1,911,636       2,201,591
Other noncurrent liabilities                                  325,015         321,913         326,588
                                                          -----------     -----------     -----------

           Total liabilities                                6,501,840       6,311,108       6,083,776
                                                          -----------     -----------     -----------

Preferred stockholders' equity in a
     subsidiary company                                       310,000         310,000         310,000

Stockholders' equity:
     Cumulative preferred stock, $50 par value,
         4% convertible                                            24              29              29
     Cumulative preference stock, no par value,
         $2.12 convertible                                      1,632           1,695           1,796
     Common stock, $1 par value                               323,338         323,338         323,338
     Capital in excess of par value                             5,033           7,972          11,067
     Retained earnings                                      3,904,437       3,798,924       3,601,747
     Accumulated other comprehensive income                  (146,917)       (135,815)       (114,798)
     Treasury stock, at cost                               (2,795,643)     (2,743,598)     (2,465,571)
                                                          -----------      ----------     -----------

           Total stockholders' equity                       1,291,904       1,252,545       1,357,608
                                                          -----------      ----------     -----------

Total liabilities and stockholders' equity                $ 8,103,744     $ 7,873,653     $ 7,751,384
                                                          ===========     ===========     ===========




                                  Pitney Bowes Inc.
                            Revenue and Operating Profit
                                 By Business Segment
                                  June 30, 2001
                                   (Unaudited)

(Dollars in thousands)
                                                                                %
                                             2001             2000           Change
                                          ------------     ------------     ----------
Second Quarter
--------------

     Revenue
     -------

     Global Mailing                         $ 731,264        $ 732,488            -
     Enterprise Solutions                     246,882          217,830            13%

                                          ------------     ------------     ----------
          Total Messaging Solutions           978,146          950,318             3%
                                          ------------     ------------     ----------

     Capital Services                          42,718           47,307           (10%)
                                          ------------     ------------     ----------

          Total Revenue                    $1,020,864        $ 997,625             2%
                                          ============     ============     ==========

     Operating Profit (1)
     --------------------

     Global Mailing                         $ 229,418        $ 221,157             4%
     Enterprise Solutions                      19,405           19,786            (2%)

                                          ------------     ------------     ----------
          Total Messaging Solutions           248,823          240,943             3%
                                          ------------     ------------     ----------

     Capital Services                          15,446           15,997            (3%)
                                          ------------     ------------     ----------

          Total Operating Profit            $ 264,269        $ 256,940             3%
                                          ============     ============     ==========

(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.



                                  Pitney Bowes Inc.
                            Revenue and Operating Profit
                                 By Business Segment
                                  June 30, 2001
                                   (Unaudited)

(Dollars in thousands)
                                                                                %
                                             2001             2000           Change
                                          ------------     ------------     ----------
Year to Date
------------

     Revenue
     -------

     Global Mailing                        $1,424,000       $1,430,539            -
     Enterprise Solutions                     477,472          419,367            14%

                                          ------------     ------------     ----------
          Total Messaging Solutions         1,901,472        1,849,906             3%
                                          ------------     ------------     ----------

     Capital Services                          85,715           92,484            (7%)
                                          ------------     ------------     ----------

          Total Revenue                    $1,987,187       $1,942,390             2%
                                          ============     ============     ==========

     Operating Profit (1)
     --------------------

     Global Mailing                         $ 436,589        $ 418,334             4%
     Enterprise Solutions                      38,224           34,481            11%

                                          ------------     ------------     ----------
          Total Messaging Solutions           474,813          452,815             5%
                                          ------------     ------------     ----------

     Capital Services                          30,151           29,118             4%
                                          ------------     ------------     ----------

          Total Operating Profit            $ 504,964        $ 481,933             5%
                                          ============     ============     ==========


(1) Operating profit excludes general corporate expenses, income taxes and net interest other than that related to finance operations.